EXHIBIT 10.3

                              INTELLI-CHECK, INC.


THE WALL STREET GROUP, INC.                   Company Contact:  Frank Mandelbaum
32 East 57th Street                                             Chairman
New York, New York 10022                                        (516) 992-1900
(212) 888-4848


FOR IMMEDIATE RELEASE:
---------------------

INTELLI-CHECK COMPLETES $3 MILLION PRIVATE PLACEMENT FINANCING

     Investment Affirms Potential of Company's ID-CHECK Technology in Multiple Markets

WOODBURY, N.Y., March 28, 2003 -- INTELLI-CHECK, INC. (AMEX:IDN), the acknowledged leader in advanced document and age verification systems and the developer of proprietary ID-CHECK(r) technology, today announced that it has completed a $3 million private placement consisting of 30,000 shares of 8% Convertible Preferred Stock at $100 per share to Gryphon Master Fund LP of Dallas, Texas.

Frank Mandelbaum, Chairman and Chief Executive Officer of Intelli-Check, said that the financing was completed on favorable terms for the Company and its shareholders, with total potential dilution of approximately 6%. "Gryphon's investment affirms the value of our intellectual property and the growth potential for our ID-CHECK technology and we are pleased at the confidence that it has shown in the Company's future," stated Mr. Mandelbaum. "The funding strengthens Intelli-Check's financial position at a time when there is a growing need and increased interest for ID-CHECK technology in a variety of market sectors," Mr. Mandelbaum added.

Under terms of the private placement agreement, each Convertible Preferred Share, priced at $100 per share, will pay a dividend yield of 8% payable in cash semiannually beginning at the six-month anniversary of the closing date. Each of the Preferred Shares may be converted at the option of the holder at any time after the closing into approximately 15.15 shares of Common Stock of the Company (at a conversion price of $6.60 per share). In addition, for each Convertible Preferred Share held, the holder will receive a five-year warrant to purchase approximately 3.79 shares of the Company's Common Stock, exercisable at any time on or before the fifth anniversary of the closing date, at an exercise price of $6.78 per share. The total amount of shares that may be issued upon conversion and the exercise of the warrants are 454,545 and 113,636, respectively.

The Company may redeem any or all of the Preferred Shares at any time after one year from the closing date at a cash redemption price of $100 per share, providing the volume weighted average price of the Company's Common Stock for any 20 out of 30 consecutive trading days exceeds $13.20 per share. The Company is required to redeem all outstanding Preferred Shares five years from the closing date. The Company also is required to file a Registration Statement for the common stock underlying the Preferred Stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About Intelli-Check, Inc.

Intelli-Check, Inc. (www.intellicheck.com) is a developer and marketer of an advanced state-of-the-art document verification system for authenticating the validity of U.S. and Canadian driver licenses, state-issued identification cards and military IDs that comply with accepted standards used as proof of identity.


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

Intelli-Check's multi-purpose ID-CHECK(r) units are fully capable of increasing security and as a tool that can be used to deter terrorism at military installations, high profile buildings, airports and other critical infrastructure and are also an effective tool against "identity theft," which often is supported by fake IDs and is the fastest growing crime in the U.S. ID-CHECK(r) units enable a user to prevent economic loss from check-cashing, credit card and various other frauds utilizing fake IDs and the ID-CHECK(r) and IDentiScan units have the ability to determine whether purchasers of age-restricted products such as alcohol and tobacco meet minimum age requirements for their sale. ID-CHECK(r), with its patented technology, analyzes and displays information encoded in magnetic stripes and barcodes found on driver licenses, military identification and other forms of state and government-issued identification from more than 50 jurisdictions.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. There is no assurance nor representation that this private placement will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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IDN-PPLACE






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